For Immediate Release         Contact:    David Brown, Telescan
                                          281-588-9700
                                          Or
                                          Jeffrey Goldberger (IR), Stern & Co.
                                          Dick Stern (Media), Stern & Co.
                                          212-888-0044
                                          Or
                                          Robert Silverman, NBC Corporate
                                           Communications
                                          212-664-2756
                                          Or
                                          Marcy Brucellaria, GE Capital
                                          203-961-2281

     NBC AND GE CAPITAL BUY 9.9% OF OUTSTANDING STOCK OF TELESCAN TELESCAN IN NEGOTIATIONS WITH NBC TO LICENSE TELESCAN TECHNOLOGY AND CONTENT

HOUSTON, January 15, Telescan (Nasdaq:TSCN) announced today that General Electric's (NYSE: GE - news) NBC unit, in conjunction with its affiliate, GE Capital's Equity Capital Group, have jointly purchased a private placement of 1,220,237 shares of newly issued Telescan common stock, representing 9.9% of the outstanding shares in the Company. Telescan said that NBC and GE Capital purchased the stock at $7.70 per share. The resale of the stock is restricted under Rule 144, subject to delayed registration rights on one-half of the shares.

Separately, Telescan said that it is in negotiations with NBC to license Telescan's technology and portions of its investor content as well as provide hosting services.

David Brown, Telescan's chairman and chief executive officer, said, "NBC's and GE Capital's investment in Telescan and the strategic opportunities this transaction presents, are major steps in the growth of Telescan as technology evolves integrating computers, the Internet and television. The fact that NBC and GE Capital have chosen this strong relationship with Telescan is an affirmation of our superior Internet technology and the broad-based information and analytics that we provide to investors."

Tom Rogers, president, NBC Cable and executive vice president, NBC, said: "NBC is pleased to take an equity stake in Telescan, a leading-edge Internet technology solutions and content company that has a tremendous upside for growth."

Telescan, based in Houston, is an industry leader in providing innovative solutions for online technology, data retrieval and Internet services. The company develops and operates major online networks and Internet sites serving the financial, publishing, entertainment and technology-transfer industries.

Telescan provides individual investors with the most comprehensive suite of search tools, technical analysis and financial data on the Internet, through its own Wall Street City(R) (http://www.wallstreetcity.com) investor site and customized private label web sites it develops and operates for major companies. Wall Street City page impressions increased in the last month by 25% to more than 15 million per month.

NBC is a global media company with broadly diverse holdings. NBC owns and operates the NBC Television Network as well as thirteen television stations. In the United States, NBC owns CNBC, operates MSNBC in partnership with Microsoft, and maintains equtiy interests in Arts & Entertainment, the History Channel, and Rainbow Programming Holdings, a leading media company with a wide array of entertainment and sports cable channels. Internationally, NBC owns and operates
CNBC: A service of NBC and Dow Jones in partnership with Dow Jones & Company in Europe and Asia. Together with National Geographic Television, NBC owns National Geographic Channels Worldwide (NGCW). In partnership with BskyB, NGCW operates the National Geographic Channel in Europe. Its sister programming service, National Geographic Channel Asia, is jointly owned by NBC and National Geographic. NBC also operates NBC Europe in partnership with Deutsche Fernsehnachrichten Agentur. NBC is the network leader in interactive and new media businesses. Among its holdings are NBC.com, NBC Interactive Neighborhood and VideoSeeker. The Company also has an equity stake in Snap, the Internet portal service operated in partnership with CNET.

GE Capital, with assets of more than US$300 billion, is a global, diversified financial services company with 28 specialized businesses. A wholly owned subsidiary of General Electric Company, GE Capital, based in Stamford, CT, provides equipment management, mid-market and specialized financing, specialty insurance and a variety of consumer services, such as car leasing, home mortgages and credit cards, to businesses and individuals around the world. GE is a diversified manufacturing, technology and services company with operations worldwide.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligations to update the information in this release.

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